ARTICLES OF AMENDMENT TO
                        THE ARTICLES OF INCORPORATION OF
                           ALLEGIANT TECHNOLOGIES INC.


     Allegiant Technologies Inc., a Washington corporation, hereby amends its articles of incorporation pursuant to the provisions of RCW 23B.10 of the Washington Business Corporation Act:

     1. The name of the corporation is Allegiant Technologies Inc.

     2. The following article of the articles of incorporation is amended to read in its entirety as follows:

                       ARTICLE VIII: ELECTION OF DIRECTORS

                   The number of directors of this corporation shall be determined in the manner provided by the bylaws of this corporation and may be increased or decreased from time to time in the manner provided therein.

     3. The amendment does not provide for an exchange, reclassification or cancellation of any issued shares.

     4. The foregoing amendment of the articles of incorporation was adopted by the board of directors on April 9, 1996 and was duly approved by the shareholders in accordance with the provisions of RCW 23B.10.030 and 23B.10.040.

         Executed this 3rd day of June, 1996.

                                                   ALLEGIANT TECHNOLOGIES INC.


                                                   By   /s/ Bill McCartney
                                                   Its   Secretary